Exhibit 3

Covenant Regarding Transfer Restrictions

This Covenant Regarding Transfer Restrictions (this “Covenant”) is made on this 31st day of December, 2012, by William John Philip Rochon, Trustee of The William John Philip Rochon 2010 Dynasty Trust (the “Trustee”), in favor of John P. Rochon and Donna Rochon (collectively, the “Donors”).

The Trustee hereby acknowledges and agrees that (1) on this date, the Donors are making gifts of shares of common stock of Computer Vision Systems Laboratories Corp., a Florida corporation (the “Company”), that the Donors own (the “Shares”) to the Trustee; (2) the provisions of the federal securities laws and the policies of the Company prohibit trading on the basis of or while in possession of material non-public information; (3) the gift of the Shares to the Trustee is being made while the Donors are, or may be deemed, in current possession of material non-public information regarding the Company (such current information, “MNPI”); and (4) the gifts of the Shares to the Trustee would not be made without the Trustee’s execution and delivery of, and performance of his obligations under, this Covenant.

Therefore, the Trustee hereby covenants and agrees that he will not sell, trade, or otherwise transfer all or any of the Shares until such time as both (a) the MNPI is no longer material non-public information (because, for example, it has been publicly disclosed or is no longer applicable to the Company) and (b) the Donors, if they had retained the Shares, would not be subject to any prohibition against the sale, trading, or other similar transfer of all or any of the Shares under the federal securities laws or insider-trading policies of the Company.

The Trustee acknowledges and agrees that the restrictions set forth in this Covenant are in addition to any other restrictions or obligations with respect to the Shares that the Trustee may now or hereafter have under applicable law, agreement, or otherwise.

/s/ William John Philip Rochon
William John Philip Rochon, Trustee of
The William John Philip Rochon
2010 Dynasty Trust